Exhibit 10.1
Digital Media Group, Ltd.

July 28, 2006

George Fraser
Chairman/CEO
FraserNet, Inc.
2940 Noble Road, Suite 1
Cleveland Heights, Ohio 44121

Dear Mr. Fraser:

This letter constitutes an agreement between Winsonic Digital Media Group, Ltd., (“Winsonic” or the “Company”) and FraserNet, Inc. (“FraserNet”), a management-consulting firm, regarding consulting services to be provided by FraserNet to Winsonic.

1. SCOPE OF WORK

FraserNet will, for a period of 1 year, on an on-going basis:

•	Act as a long-term business development and financial advisor to the Company;

•	Periodically meet with the Company's management to discuss the Company's operating strategy, competitive position, business and financial prospects and growth opportunities;

•	Assist the Company in formulating strategic and financial plans designed to create long-term shareholder value and liquefying such value when appropriate; and

•	Assist in the development of capitalization plans which provide the capital resources necessary to accomplish the operating and strategic plans.

2. COMPENSATION

Equity Compensation. FraserNet will provide the above services for up to a period of one year in exchange for 150,000 shares of the WinSonic’s common stock to be issued immediately after the closing of this transaction.

Out-Of-Pocket Expenses. Winsonic will reimburse FraserNet for reasonable out-of-pocket expenses, including travel-related expenses and other required expenditures.

3. CONFIDENTIALITY

FraserNet shall treat as confidential all data, records and accounts, information, operations, policies, procedures and all other information relating to the business of Winsonic, which becomes known to it through its activities hereunder (“Confidential Information”), and which is not otherwise in the public domain or rightfully obtained from another source. FraserNet does not acquire any rights in the Confidential Information, and agrees to take diligent measures to prevent the disclosure of such Confidential Information.

During the term and after termination of its services to Winsonic, FraserNet shall not use or disclose any such Confidential Information, except in accordance with the terms of this Agreement, or as required by law, regulation or court order. All records, reports, and other documents prepared by FraserNet shall be the property of Winsonic, and FraserNet shall deliver any such documents immediately to Winsonic upon request.

4. INDEPENDENT CONTRACTOR

FraserNet shall be deemed to be an independent contractor and, as such, shall not be entitled to any benefits applicable to employees of Winsonic. FraserNet acknowledges that the services to be performed for the Company are those that it generally performs in the independent established profession in which it is customarily engaged.

FraserNet and Winsonic indicate their acceptance of this Agreement by having their respective duly authorized representative sign in the spaces provided below.

Sincerely,

WinSonic Digital Media Group, Ltd.

By: /s/ Winston Johnson	Date: July 28, 2006
Winston D. Johnson Chairman & CEO

AGREED TO:

FraserNet, Inc.

By: /s/ George Fraser	Date: July 28, 2006
George Fraser Chairman & CEO